                            STOCK PURCHASE AGREEMENT




                                 by and between

                           MCN INVESTMENT CORPORATION

                                       and

                       AFFILIATED COMPUTER SERVICES, INC.



                                  May 31, 1996

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----
                                    ARTICLE I

                               Certain Definitions

Section 1.1.     Definitions . . . . . . . . . . . . . . . . . .   1

                                   ARTICLE II

                             Sale of Stock; Closing

Section 2.1.     Purchase and Sale . . . . . . . . . . . . . . .   5
Section 2.2.     Time and Place of Closing . . . . . . . . . . .   6
Section 2.3.     Purchase Price Adjustment . . . . . . . . . . .   6


                                 ARTICLE III

                    Representations and Warranties of Seller

Section 3.1.     Incorporation; Authorization; etc.  . . . . . .  10
Section 3.2.     Capitalization; Structure . . . . . . . . . . .  12
Section 3.3.     Financial Statements. . . . . . . . . . . . . .  13
Section 3.4.     Undisclosed Liabilities . . . . . . . . . . . .  14
Section 3.5.     Properties. . . . . . . . . . . . . . . . . . .  14
Section 3.6.     Absence of Certain Changes. . . . . . . . . . .  15
Section 3.7.     Litigation; Orders. . . . . . . . . . . . . . .  16
Section 3.8.     Intellectual Property . . . . . . . . . . . . .  17
Section 3.9.     Licenses, Approvals, Other Authorizations,
                   Consents, Reports, etc.   . . . . . . . . . .  18
Section 3.10.    Labor Matters . . . . . . . . . . . . . . . . .  19
Section 3.11.    Compliance with Laws. . . . . . . . . . . . . .  19
Section 3.12.    Insurance . . . . . . . . . . . . . . . . . . .  19
Section 3.13.    Material Contracts. . . . . . . . . . . . . . .  20
Section 3.14.    Brokers, Finders, etc.  . . . . . . . . . . . .  21
Section 3.15.    Environmental Matters . . . . . . . . . . . . .  22
Section 3.16.    Employee Matters. . . . . . . . . . . . . . . .  25
Section 3.17.    Schedules . . . . . . . . . . . . . . . . . . .  29
Section 3.18.    No Implied Representation . . . . . . . . . . .  29
Section 3.19.    Construction of Certain Provisions. . . . . . .  29

                                   ARTICLE IV

                     Representations and Warranties of Buyer

Section 4.1.     Incorporation; Authorization; etc.  . . . . . .  30
Section 4.2.     Brokers, Finders, etc.  . . . . . . . . . . . .  31



                                    (i)

                                                                 Page
                                                                 ----

Section 4.3.     Licenses, Approvals, Other Authorizations,
                   Consents, Reports, etc. . . . . . . . . . . .  32
Section 4.4.     Acquisition of Shares for Investment. . . . . .  32
Section 4.5.     Financial Capability. . . . . . . . . . . . . .  33
Section 4.6.     No Outside Reliance . . . . . . . . . . . . . .  34

                                    ARTICLE V

                          Covenants of Seller and Buyer

Section 5.1.     Investigation of Business; Access
                   to Properties and Records . . . . . . . . . .  35
Section 5.2.     Reasonable Best Efforts;
                   Obtaining Consents. . . . . . . . . . . . . .  37
Section 5.3.     Further Assurances. . . . . . . . . . . . . . .  39
Section 5.4.     Conduct of Business . . . . . . . . . . . . . .  39
Section 5.5.     Preservation of Business. . . . . . . . . . . .  41
Section 5.6.     Public Announcements. . . . . . . . . . . . . .  42
Section 5.7.     Non-Solicitation. . . . . . . . . . . . . . . .  42
Section 5.8.     Intercompany Accounts; Guaranties . . . . . . .  44
Section 5.9.     Certain Benefit Plans . . . . . . . . . . . . .  45
Section 5.10.    Use of "MCN" Name . . . . . . . . . . . . . . .  46
Section 5.11.    Certain Payments by Seller. . . . . . . . . . .  46

                                   ARTICLE VI

                                   Tax Matters

Section 6.1.     Tax Returns of the Company
                   and the Subsidiaries. . . . . . . . . . . . .  46
Section 6.2.     Tax Indemnification by Seller . . . . . . . . .  47
Section 6.3.     Tax Indemnity by Buyer. . . . . . . . . . . . .  47
Section 6.4.     Section 338(h)(10) Election . . . . . . . . . .  48
Section 6.5.     Allocation of Certain Income Taxes. . . . . . .  51
Section 6.6.     Filing Responsibility . . . . . . . . . . . . .  52
Section 6.7.     Refunds and Carrybacks. . . . . . . . . . . . .  53
Section 6.8.     Cooperation and Exchange of Information . . . .  54
Section 6.9.     Purchase Price. . . . . . . . . . . . . . . . .  57
Section 6.10.    Interest. . . . . . . . . . . . . . . . . . . .  57
Section 6.11.    Miscellaneous . . . . . . . . . . . . . . . . .  58
Section 6.12.    Definitions . . . . . . . . . . . . . . . . . .  58

                                   ARTICLE VII

                    Conditions of Buyer's Obligation to Close

Section 7.1.     Representations, Warranties and
                   Covenants of Seller . . . . . . . . . . . . .  59
Section 7.2.     Filings; Consents; Waiting Periods. . . . . . .  60



                                   (ii)

                                                                 Page
                                                                 ----

Section 7.3.     No Injunction . . . . . . . . . . . . . . . . .  60
Section 7.4.     Deliveries. . . . . . . . . . . . . . . . . . .  60

                                  ARTICLE VIII

                   Conditions to Seller's Obligation to Close

Section 8.1.     Representations, Warranties and
                   Covenants of Buyer. . . . . . . . . . . . . .  62
Section 8.2.     Filings; Consents; Waiting Periods. . . . . . .  62
Section 8.3.     No Injunction . . . . . . . . . . . . . . . . .  63
Section 8.4.     Payment . . . . . . . . . . . . . . . . . . . .  63

                                   ARTICLE IX

                            Survival; Indemnification

Section 9.1.     Survival of Representations
                   and Warranties. . . . . . . . . . . . . . . .  63
Section 9.2.     Indemnification by Seller and Buyer . . . . . .  64
Section 9.3.     Limits on Indemnification . . . . . . . . . . .  69
Section 9.4.     Tax Matters . . . . . . . . . . . . . . . . . .  71
Section 9.5.     Indemnification as Exclusive Remedy . . . . . .  71

                                    ARTICLE X

                                   Termination

Section 10.1.    Termination . . . . . . . . . . . . . . . . . .  72
Section 10.2.    Procedure and Effect of Termination . . . . . .  72

                                   ARTICLE XI

                                  Miscellaneous

Section 11.1.    Counterparts. . . . . . . . . . . . . . . . . .  73
Section 11.2.    Governing Law . . . . . . . . . . . . . . . . .  73
Section 11.3.    Entire Agreement. . . . . . . . . . . . . . . .  73
Section 11.4.    Expenses. . . . . . . . . . . . . . . . . . . .  74
Section 11.5.    Notices . . . . . . . . . . . . . . . . . . . .  74
Section 11.6.    Successors and Assigns. . . . . . . . . . . . .  75
Section 11.7.    Headings; Definitions . . . . . . . . . . . . .  76
Section 11.8.    Amendments and Waivers. . . . . . . . . . . . .  76
Section 11.9.    Interpretation. . . . . . . . . . . . . . . . .  77



                                  (iii)

                            STOCK PURCHASE AGREEMENT


                    THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated May 31, 1996, is by and between MCN Investment Corporation, a Michigan corporation ("Seller"), and Affiliated Computer Services, Inc., a Delaware corporation ("Buyer").

                    WHEREAS, Seller owns all the issued and outstanding shares of capital stock of The Genix Group, Inc., a Michigan corporation (the "Company"); and

                    WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer 100% of the issued and outstanding shares of capital stock of the Company upon the terms and subject to the conditions set forth herein (the sale and purchase of the shares being referred to herein as the "Stock Purchase");

                    NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS


                    Section 1.1. DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

                    "Action" shall mean any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission.

                    "Adjusted Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3(d) hereof.

                    "Balance Sheet" shall have the meaning set forth in Section
3.4 hereof.

                    "Borrowing Agreement" shall have the meaning set forth in
Section 3.13 hereof.

                    "Business Condition" shall have the meaning set forth in
Section 3.1 hereof.

                    "Closing" shall mean the consummation of the transactions contemplated by Section 2.1 of this Agreement.

                    "Closing Date" shall mean the later of (i) the third business day after expiration or termination of all waiting periods prescribed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) the date on which the conditions set forth in Articles VII and VIII shall be satisfied or duly waived, or if Seller and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

                    "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3(a) hereof.

                    "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                    "Company Employee Benefit Plan" shall have the meaning set forth in Section 3.16(a) hereof.

                    "Company Financial Statements" shall have the meaning set forth in Section 3.3 hereof.

                    "Confidentiality Agreement" shall have the meaning set forth in Section 5.1(b) hereof.

                    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                    "Initial Purchase Price" shall mean $137,500,000.

                    "Intellectual Property" shall have the meaning set forth in
Section 3.8 hereof.

                    "Loss" shall have the meaning set forth in Section 9.2(a).

                    "Major Customer Contract" shall have the meaning set forth in Section 3.13 hereof.

                    "Material Adverse Effect" shall mean, individually or in the aggregate, any material adverse effect on or change in the business (including, but not limited to, changes in the Company's relationships with its customers or suppliers), assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or of the Buyer and its subsidiaries, taken as a whole, as the case may be; provided, however, that the termination subsequent to the execution of this Agreement by any customer or customers for which termination payments would be due pursuant to Section 5.11 shall not be considered in determining whether a Material Adverse Effect has occurred with respect to the Company and the Subsidiaries.

                    "MCN Corporation" shall mean MCN Corporation, a Michigan corporation.

                    "Net Assets" shall mean total assets (except for income tax refunds to which Seller is entitled under Article VI and intercompany receivables other than those described in the proviso to Section 5.8(a)) less total liabilities (except for income taxes for which Seller has liability under Article VI, intercompany payables other than those described in the proviso to
Section 5.8(a) and intercompany loans), which in each case relate to the Company and the Subsidiaries.

                    "Other Affiliates" shall have the meaning set forth in
Section 5.8(a).

                    "Purchase Price" shall mean the aggregate consideration to be paid by Buyer pursuant hereto, after adjusting the Initial Purchase Price to give effect to any adjustments pursuant to Section 2.3.

                    "Shares" shall mean the shares of common stock, no par value, of the Company.

                    "Subsidiary" shall mean each subsidiary and partnership listed on Schedule 3.2 hereto, which includes all direct or indirect subsidiaries of the Company and all partnerships or other legal entities in which the Company holds, directly or indirectly, a majority of the outstanding voting stock entitled to vote for election of directors or similar equity interest.


                                   ARTICLE II

                             SALE OF STOCK; CLOSING


                    Section 2.1. PURCHASE AND SALE. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing Seller will sell and Buyer will purchase the 10 Shares owned by Seller, which constitute, and will constitute as of the Closing, 100% of the issued and outstanding Shares. In payment for such Shares, simultaneously with the delivery by Seller of certificates for 10 Shares, with appropriate stock powers attached, properly signed, Buyer will wire transfer the Initial Purchase Price in immediately available funds to the account specified by Seller.

                    Section 2.2. TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 10:00 A.M., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

                    Section 2.3. PURCHASE PRICE ADJUSTMENT. (a) As soon as practicable, but in no event later than 60 days following the Closing Date, Buyer shall prepare and deliver to Seller a consolidated and combined statement of financial position of the Company and the Subsidiaries as of the Closing Date (including the notes thereto, the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared on a basis consistent with the accounting principles employed in the preparation and presentation of the Company Financial Statements, except that the Closing Date Balance Sheet shall reflect the adjustments set forth on Schedule 2.3.

                    (b) Buyer shall deliver a copy of the Closing Date Balance Sheet to Seller promptly after it has been prepared. After receipt of the Closing Date Balance Sheet, Seller shall have 20 days to review the Closing Date Balance Sheet, together with the workpapers used in the preparation thereof. Seller and its authorized representatives shall have full access to all relevant books and records and employees of the Company and the Subsidiaries to the extent required to complete their review of the Closing Date Balance Sheet. Seller may dispute items reflected on the Closing Date Balance Sheet only on the basis that such amounts were not arrived at in accordance with the consistent application of accounting principles used in the preparation of the Company Financial Statements. Unless Seller delivers written notice to Buyer on or prior to the 20th day after Seller's receipt of the Closing Date Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, Seller shall be deemed to have accepted and agreed to the Closing Date
Balance Sheet. If Seller so notifies Buyer of its objection to the Closing Date Balance Sheet, Buyer and Seller shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

                    (c) If at the conclusion of the Resolution Period there remain amounts in dispute pursuant to paragraph (b) of this Section 2.3, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants who shall not have had a material relationship with Seller, Buyer or any of their respective affiliates within the past two years (the "Neutral Auditors") and who shall be selected by Seller and Buyer within 10 days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Buyer. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive.
The term "Adjusted Closing Date Balance Sheet", as hereinafter used, shall mean the definitive Closing Date Balance Sheet agreed to by Buyer and Seller in accordance with Section 2.3(b) or the definitive Closing Date Balance Sheet resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.3(c) (in addition to those items theretofore agreed to by Seller and Buyer).

                    (d) The Initial Purchase Price shall be (i) increased dollar for dollar to the extent Net Assets shown on the Adjusted Closing Date Balance Sheet exceed Net Assets shown on the consolidated statement of financial position of the Company and the Subsidiaries as of March 31, 1996 as amended to reflect the adjustments set forth on Schedule 2.3, or (ii) decreased dollar for dollar to the extent Net Assets shown on the Adjusted Closing Date Balance Sheet are less than Net Assets shown on the consolidated statement of financial position of the Company and the Subsidiaries as of March 31, 1996 as amended to reflect the adjustments set forth on Schedule 2.3. Any adjustments to the Initial Purchase Price made pursuant to this Section 2.3(d) shall bear interest from the Closing Date through the date of payment at a rate per annum equal to 5%. Any adjustments to the Initial Purchase Price made pursuant to this Section 2.3(d) shall be paid by wire transfer in immediately available funds to the account specified by the party to whom such payment is owed on the next business day after the Adjusted Closing Date Balance Sheet is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                   Seller hereby represents and warrants to Buyer as follows:

                    Section 3.1. INCORPORATION; AUTHORIZATION; ETC. (a) Each of the Company and the Subsidiaries is duly incorporated (or, in the case of The Genix Group, Ltd., duly organized) and validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Subsidiaries (i) has all requisite corporate or partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted; and (ii) except as disclosed in Schedule 3.1(a) hereto, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, have a Material Adverse Effect. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with all requisite corporate power and authority to own and transfer the Shares.

                    (b) Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings or actions on the part of Seller, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of Seller's or the Company's Articles of Incorporation or By-Laws, (ii) violate any provision of any Subsidiary's charter or By-laws or similar organizational instrument, (iii) except as disclosed in Schedule 3.1(b) or 3.16(e), violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares or any of the Company's or any of the Subsidiaries' assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Seller, the Company or any of the Subsidiaries is a party or by which any of them is bound, or (iv) except as listed on Schedule 3.9(b) hereto, violate or conflict with any other restriction of any kind or character to which Seller, the Company or any of the Subsidiaries is subject, that, in the case of any of clauses (ii), (iii) and (iv), would, individually or in the aggregate, have a Material Adverse Effect or prevent the Stock Purchase. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                    (c) Upon consummation of the Stock Purchase at the Closing, as contemplated by this Agreement, Seller will deliver to Buyer good title to the Shares free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or any preemptive or similar rights.

                    Section 3.2. CAPITALIZATION; STRUCTURE. The authorized capital stock of the Company consists of 50,000 Shares, of which 10 Shares are issued and outstanding. All of the outstanding Shares are validly issued, fully paid and nonassessable and owned by Seller. Except as set forth on Schedule 3.2 hereto, all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company and/or one or more of Subsidiaries free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances. There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, the Company or any of the Subsidiaries.

                    Section 3.3. FINANCIAL STATEMENTS. Seller has furnished to Buyer the consolidated statements of financial position of the Company and the Subsidiaries as of December 31, 1995 and December 31, 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended together with the notes thereto and the unaudited consolidated statements of financial position of the Company and the Subsidiaries as of March 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the period then ended (collectively, the "Company Financial Statements") and, in the case of the audited statements, the related opinion of independent auditor.

                    The Company Financial Statements present fairly, in all material respects, the consolidated and combined financial position and results of operation of the Company and the Subsidiaries for the periods or as of the dates set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise indicated therein and subject in the case of the unaudited statements to changes resulting from normal period-end adjustments, the absence of footnote disclosure and other presentation items).

                    Section 3.4. UNDISCLOSED LIABILITIES. Except as disclosed in Schedule 3.4 hereto, and except as reflected, reserved against or otherwise disclosed in the Company's consolidated and combined statement of financial position as of March 31, 1996 (the "Balance Sheet") or as incurred in the ordinary course of business consistent with past practice since March 31, 1996, neither the Company nor any Subsidiary has any liabilities or obligations, whether fixed, absolute or contingent that would have a Material Adverse Effect.

                    Section 3.5. PROPERTIES. With the exception of properties disposed of since the date of the Balance Sheet (listed on Schedule 3.5, except for properties with a value of less than $100,000 individually and less than $300,000 in the aggregate), the Company or one of the Subsidiaries has good and marketable title to, or holds by valid and existing lease or license, free and clear of all mortgages, pledges, liens, encumbrances or security interests, each piece of real and personal property capitalized on or included in the Balance Sheet and each piece of real and personal property acquired by the Company or any of the Subsidiaries since the date of the Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the Balance Sheet, except in any of the foregoing cases for such imperfections of title, mortgages, pledges, liens, encumbrances or security interests as (i) are set forth in Schedule 3.5 hereto, (ii) are reflected or reserved against in the Balance Sheet, (iii) arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, or (iv) would not, individually or in the aggregate, have a Material Adverse Effect.

                    Section 3.6. ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 3.6 hereto, since December 31, 1995: (i) there has been no Material Adverse Effect except for any change resulting from general economic, financial or market conditions and for any change resulting from conditions or circumstances generally affecting the businesses in which the Company or the Subsidiaries operate, and (ii) there has been no physical damage, destruction or loss that would have a Material Adverse Effect. Except as contemplated by this Agreement or as set forth in Schedule 3.6, since
December 31, 1995, the Company and each of the Subsidiaries have each conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been (a) any change by the Company or any of the Subsidiaries in its accounting or tax reporting methods, principles or practices;

(b) any general increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, or, other than in the ordinary course of business, employees of the Company or any Subsidiary; (c) any entry by the Company or any Subsidiary into any material commitment or transaction not in the ordinary course of business and consistent with past practice (other than this Agreement and the transactions contemplated by this Agreement); or (d) any increase in the indebtedness for borrowed money of the Company or the Subsidiaries.

                    Section 3.7.  LITIGATION; ORDERS.  Except as disclosed in
Schedule 3.7 hereto, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Seller's knowledge, threatened against the Company or any of the Subsidiaries that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or that could reasonably be expected to prevent the consummation of the Stock Purchase. Except as disclosed in Schedule 3.7 hereto, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of the Subsidiaries or any of their respective properties or businesses that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or that could reasonably be expected to prevent the consummation of the Stock Purchase.

                    Section 3.8. INTELLECTUAL PROPERTY. Schedule 3.8 hereof lists all material patents and patent applications, trademark registrations and applications therefor, registered copyrights and applications therefor and trade names of, and all material licenses for intellectual property used by, the Company or any of the Subsidiaries (collectively, the "Intellectual Property"). Except as set forth on Schedule 3.8 hereto, (i) there are no existing claims of any third party based on the use by, or challenging the ownership of, the Company or any Subsidiary of any of the Intellectual Property; (ii) there are no defaults on the part of the Company, the Subsidiaries or, to Seller's knowledge, any licensor with respect to the Intellectual Property; and (iii) there has been no failure to pay material fees due and payable to any licensor of the Intellectual Property that, in the case of (i), (ii) or (iii), could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                    Section 3.9. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. (a) Schedule 3.9(a) hereto includes all material governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority possessed by or granted to the Company or any of the Subsidiaries (the "Licenses"). Except as noted in
Schedule 3.9(a) hereto, all such Licenses are in full force and effect except for those whose failure to be in full force and effect could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as noted in Schedule 3.9(a), no proceeding is pending or, to Seller's knowledge, threatened seeking the revocation or limitation of any such license, permit, franchise or other authorization that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (b) Schedule 3.9(b) contains a list of all material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by any of Seller, the Company or any of the Subsidiaries with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase except for those that become applicable solely as a result of the specific regulatory status of Buyer or its affiliates.

                    Section 3.10. LABOR MATTERS. Schedule 3.10 hereto sets forth all agreements with labor unions or associations representing employees of the Company or any of the Subsidiaries. No material work stoppage against the Company or any of the Subsidiaries is pending or, to Seller's knowledge, threatened. None of the Company or any of the Subsidiaries is involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company or any of the Subsidiaries (excluding routine workers' compensation claims) that could reasonably be expected to have a Material Adverse Effect.

                    Section 3.11. COMPLIANCE WITH LAWS. Except as may be indicated in Schedule 3.11 hereto, (i) the conduct of the business of each of the Company and the Subsidiaries substantially complies with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for violations or failures so to comply, if any, that are not reasonably expected to have a Material Adverse Effect; and (ii) none of Seller, the Company or any of the Subsidiaries has received notice with respect to any such possible violations or failures to comply.

                    Section 3.12. INSURANCE. Each of the Company and the Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or a Subsidiary that are customary for companies of similar size in the industry and locale in which the Company or such Subsidiary operates. Such insurance coverage, except for errors and omissions insurance coverage, will remain in effect with respect to the Company and the Subsidiaries and their respective properties as to all events occurring on or prior to the Closing Date.

                    Section 3.13.  MATERIAL CONTRACTS.  Except as set forth on
Schedule 3.13 or 3.16(a) hereto, none of the Company or any of the Subsidiaries is a party to any (a) (i) employment agreement or (ii) consulting agreement requiring payments of base compensation in excess of $50,000 per year or aggregate payments of base compensation in excess of $100,000; (b) software licensing agreement providing for payments by the Company or any of the Subsidiaries in excess of $100,000 annually; (c) joint venture or similar contract or agreement; (d) contract that is material to the business of the Company and the Subsidiaries as a whole which is terminable by the other party thereto upon a change of control of the Company or one of the Subsidiaries or for convenience; or (e) other contract, agreement or arrangement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $100,000; and, with respect to all such contracts and with respect to Borrowing Agreements and Major Customer Contracts (each as hereinafter defined) and vendor agreements involving payments in excess of $100,000 annually, except as specifically indicated on Schedule 3.13 hereto, neither the Company nor any of the Subsidiaries nor, to Seller's knowledge, any other party to any such contract is in material breach thereof or material default thereunder and there does not exist under any provision thereof, to Seller's knowledge, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been or are obtained on or prior to the Closing Date or which would not, individually or in the aggregate, have a Material Adverse Effect.
Schedule 3.13 lists (i) all notes, mortgages, indentures and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $1,000,000 or more effected by the Company or any of the Subsidiaries or to which any properties or assets of any of the foregoing are subject ("Borrowing Agreements"); and (ii) computer services agreements which provide for total annual payments to the Company or any of the Subsidiaries of $500,000 or more ("Major Customer Contracts").

                    Section 3.14. BROKERS, FINDERS, ETC. Except for the services of Smith Barney Inc. ("Smith Barney"), none of

Seller, MCN Corporation, the Company or any of the Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. MCN Corporation is solely responsible for any payment, fee, commission or obligation of any nature that may be due to Smith Barney in connection with the transactions contemplated hereby.

                    Section 3.15. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.15, (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Company Property during the period that such Company Property has been owned or leased by the Company (or, to Seller's knowledge, during any prior period), except in material compliance with Environmental Laws, (b) there have been no releases of Hazardous Materials on any Company Property during the period that such Company Property has been owned or lease by the Company (or, to Seller's knowledge, during any prior period),
(c) the Company and each of the Subsidiaries are in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (d) there are no pending or, to Seller's knowledge, threatened material Environmental Claims against the Company or any of the Subsidiaries or any Company Property, (e) there are no facts or circumstances, conditions or occurrences regarding any Company Property that would reasonably be anticipated (A) to form the basis of a material Environmental Claim against the Company or any of the Subsidiaries or any Company Property or (B) to cause such Company Property to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law, and (f) there have not been any underground storage tanks located, except in material compliance with Environmental Laws, on any Company Property during the period that such Company Property was owned or leased by the Company (or, to Seller's knowledge, during any prior period).

                    For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements owned or leased, now or in the past, by the Company or any of the Subsidiaries; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas and (ii) any chemicals, materials or substances defined as "solid wastes," "hazardous wastes," "hazardous substances," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental
Law; (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the date hereof and the Closing, and any judicial or administrative interpretation thereof as of the date hereof and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous
Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601 ET SEQ. ("CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.; the Federal Water Pollution
Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C.
Section 7401 ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C. Section 3808
ET SEQ.; (D) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notice letters pursuant to
Section 104(e) of CERCLA or similar state laws, investigations or proceedings relating in any way to any Environmental Law (for purposes of this subclause
(D), "Claims") or any permit issued under any such

Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (E) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

                    Section 3.16. EMPLOYEE MATTERS. (a) Schedule 3.16(a) lists all material compensation and benefit plans, contracts and arrangements maintained by or contributed to by Seller, the Company or the Subsidiaries (other than government-required programs) (including, without limitation, all pension, profit sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and parachute or special termination payments (including any Section 280G payments) and medical, dental, disability, Section 125 cafeteria and life insurance plans, contracts and arrangements) in which any current employees of the Company or the Subsidiaries or their respective dependents ("Company Employees") participate, or with respect to which the Company or the Subsidiaries may have liability (collectively, "Company Employee Benefit Plans").

                    (b) All Company Employee Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made.

                    (c) With respect to any Company Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code ("Company Pension Plan"), a favorable determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to any Company Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of any such plan. None of the Company or any of the Subsidiaries provides or contributes to or is required to maintain or contribute to a Company

Pension Plan subject to Title IV of ERISA. Except for the Retirement Savings Plan, no Company Employee Benefit Plan is an "employer pension benefit plan" as defined in Section 3(2) of ERISA. Seller, the Company and the Subsidiaries have performed all material obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the Company Employee Benefit Plans in any material respect. To Seller's knowledge, none of Seller, the Company or any of the Subsidiaries or any other "disqualified person" (as defined in Section 4975 of the Code) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code), which could subject any Company Employee Benefit Plan (or the related trust), the Company or any of the Subsidiaries or any officer, director or employee of the Company or any of the Subsidiaries to the tax or penalty imposed under Section 4975 of the Code.

                    (d) Except as otherwise set forth in Schedule 3.16(d) hereto, neither the Company nor any of the Subsidiaries is required to contribute to, or during the 6-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA, and neither the Company nor any of the Subsidiaries is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of

ERISA and will not become subject thereto as a result of the transactions contemplated by this Agreement.

                    (e) Except as otherwise set forth in Schedule 3.16(e) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company or any of the Subsidiaries under any Company Employee Benefit Plan or any collective bargaining agreement or otherwise, (ii) materially increase any compensation or benefits otherwise payable under any such Company Employee Benefit Plan or collective bargaining agreement or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any material extent.

                    (f) With respect to each of the Company Employee Benefit Plans, Seller has furnished to Buyer true and correct copies of (i) the plan documents and summary plan description; (ii) the most recent IRS determination letter and any Form 5500 filed; (iii) the last three annual reports; (iv) all related trust agreements, insurance contracts, or funding agreements; and (v) all other documents, records or other plan-related material reasonably requested by Buyer.

                    Section 3.17. SCHEDULES. Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or the contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

                    Section 3.18. NO IMPLIED REPRESENTATION. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including the Schedules hereto, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Company or the Subsidiaries. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto or in any offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

                    Section 3.19. CONSTRUCTION OF CERTAIN PROVISIONS. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER


                   Buyer hereby represents and warrants to Seller as follows:

                    Section 4.1. INCORPORATION; AUTHORIZATION; ETC. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the certificate of incorporation or By-laws of Buyer, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, or
(iii) violate or conflict with any other restriction of any kind or character to which Buyer is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a Material Adverse Effect or would prevent the Stock Purchase. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                    Section 4.2. BROKERS, FINDERS, ETC. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller in connection with such transactions.

                    Section 4.3. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Schedule 4.3(a) contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers required to be made, filed, given or obtained by Buyer or any of its affiliates with, to or from any persons or governmental authorities or private agencies in connection with the consummation of the Stock Purchase except for those (i) that become applicable solely as a result of the specific regulatory status of Seller, the Company or the Subsidiaries or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a Material Adverse Effect or prevent the consummation of the Stock Purchase.

                    Section 4.4. ACQUISITION OF SHARES FOR INVESTMENT. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and each of the Subsidiaries. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 except pursuant to an exemption from such registration available under such Act, to the extent applicable.

                    Section 4.5. FINANCIAL CAPABILITY. (a) Buyer has furnished to Seller the consolidated statement of financial position of Buyer and its subsidiaries as of June 30, 1995 and June 30, 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended together with the notes thereto and the unaudited consolidated statement of financial position of Buyer and its subsidiaries as of March 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the nine-month period then ended (collectively, the "Buyer Financial Statements") and, in the case of the audited statements, the related opinion of independent auditor. The Buyer Financial Statements present fairly the financial position and results of operation of Buyer and its subsidiaries for the periods or as of the dates set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise indicated therein). Except as disclosed in Schedule 4.5(a) hereto, from June 30, 1995: (i) there has been no Material Adverse Effect except for any change resulting from general economic, financial or market conditions and for any change resulting from conditions or circumstances generally affecting the business in which Buyer and its subsidiaries operate, and (ii) there has been no physical damage, destruction or loss that would have a Material Adverse Effect.

                    (b) Buyer will have available as of the Closing Date, from its immediately available cash, funds sufficient to pay the Initial Purchase Price, provided that a banking moratorium has not been declared by a state or federal authority, nor has there been a declaration of a national emergency or war.

                    Section 4.6. NO OUTSIDE RELIANCE. Buyer has not relied and is not relying upon any statement or representation not made in this Agreement or a Schedule hereto or any certificate or document required to be provided by Seller pursuant to this Agreement.

                                    ARTICLE V

                        COVENANTS OF SELLER AND BUYER


                    Section 5.1. INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES AND RECORDS. (a) After the date hereof, Seller shall cause the Company and the Subsidiaries to afford to representatives of Buyer reasonable access, subject to applicable law, to their respective offices, plants, properties, books and records during normal business hours, in order that Buyer may make such investigations as it reasonably desires of the affairs of the Company and the Subsidiaries; PROVIDED, HOWEVER, that such investigation shall not unreasonably disrupt the personnel and operations of any of Seller, the Company or the Subsidiaries. If, in the course of any investigation pursuant to this Section 5.1, Buyer has actual knowledge of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Buyer covenants that it will promptly so inform Seller.

                    (b) Any information provided to the parties or their representatives pursuant to this Agreement shall be held in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated February 21, 1996 by and between Smith Barney Inc. on behalf of MCN Corporation and Buyer, as supplemented by the Supplemental Confidentiality Agreement, dated as of May 8, 1996, by and between MCN Corporation and Buyer (collectively, the "Confidentiality Agreement"), which Confidentiality Agreement shall survive the execution and termination of this Agreement.

                    (c) Buyer agrees to (i) hold all of the books and records of the Company and the Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 60 days prior to such destruction or disposition to surrender them to Seller and (ii) following the Closing Date to afford Seller, its accountants and counsel, during normal business hours, upon reasonable request, full access to such books, records and other data and to the employees of the Company and any of the Subsidiaries to the extent that such access may be requested for any legitimate purpose at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller's rights of discovery. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.1(c) with respect to any non-privileged records of Seller pertaining to the Company and the Subsidiaries that are retained by

Seller, with the exception of tax returns relating to taxes that, pursuant to
Article VI, are not the responsibility of Buyer; provided, however, that nothing herein shall limit any of Buyer's rights of discovery.

                    Section 5.2.  REASONABLE BEST EFFORTS; OBTAINING CONSENTS.
(a) Subject to the terms and conditions herein provided, Seller and Buyer each agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, including but not limited to those set forth in any of the Schedules hereto (it being understood that the failure to obtain any such waiver, consent or approval shall not constitute the failure of a condition to the obligation of the parties hereto to consummate the transactions specified herein unless specifically provided for in Section 7.2 or Section 8.2), (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, and (v) to fulfill all conditions to this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

                    (b) Either party hereto shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated hereby. If either party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated hereby, then such party or affiliate will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party will advise the other promptly in respect of any understandings, undertakings or agreements (oral or written) which such party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated hereby.

                    Section 5.3. FURTHER ASSURANCES. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

                    Section 5.4. CONDUCT OF BUSINESS. From the date hereof through the Closing, except as disclosed on Schedule 5.4 hereto or otherwise provided for in, or contemplated by, this Agreement, or except as consented to or approved by Buyer in writing (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that:

                    (a) each of the Company and the Subsidiaries shall operate its business in the ordinary and usual course in all material respects in accordance with past practices;

                    (b) none of the Company or any of the Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock, or
(ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

                    (c) except in the ordinary course of business or as required by law and except for contractual obligations or other understandings or arrangements disclosed on Schedule 5.4, none of the Company or any of the Subsidiaries shall (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any such director, officer or employee, whether past or present; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing director, officer or employee; (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof; or
(v) waive any standstill or confidentiality rights of Seller or any of its affiliates, insofar as they relate to the Company.

                    (d) except in the ordinary course of business or as otherwise specifically provided for in or contemplated by this Agreement, none of the Company or any of the Subsidiaries shall (i) sell, transfer or otherwise dispose of any of its material assets, (ii) create or permit to exist any new material security interest, lien or encumbrance on its properties or assets,
(iii) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of its business, or
(iv) purchase any assets or securities of any person; and

                    (e) none of the Company or any of the Subsidiaries shall agree to take any action prohibited by this Section 5.4.

                    Section 5.5. PRESERVATION OF BUSINESS. Subject to the terms and conditions of this Agreement, Seller shall, and shall cause the Company and the Subsidiaries to, use reasonable efforts to preserve the businesses of the Company and the Subsidiaries intact, keep available to the Company, Subsidiaries and Buyer the services of the employees of the Company and Subsidiaries, preserve the good will of customers and others having business relations with the Company or any of the Subsidiaries, and maintain consistent with past practice and good business judgment insurance in full force and effect with responsible companies, comparable in amount to that in effect on the date of this Agreement, subject to the availability thereof at costs not materially greater than at present.

                    Section 5.6. PUBLIC ANNOUNCEMENTS. Each party hereto will consult with the other before issuing, or permitting any agent or affiliate to issue, any press releases or otherwise making or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby. Each such party agrees that this Agreement, including the Schedules hereto, and the specific terms and provisions thereof shall be kept confidential except as may otherwise be required by law or agreed to in writing by the parties hereto, which agreement shall not be unreasonably withheld.

                    Section 5.7. NON-SOLICITATION. (a) If this agreement is terminated (except for a termination pursuant to Section 10.1(b) hereof where the failure to consummate the transactions contemplated by this Agreement results from the willful breach by Seller of a representation, warranty or covenant contained herein), Buyer will not, for a period of three years thereafter, without the prior written approval of Seller, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Company or any of the Subsidiaries at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or any of the Subsidiaries, except in response to a general solicitation of employment. Buyer agrees that any remedy at law for any breach by it of this Section 5.7 would be inadequate, and Seller would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer by this Section 5.7 is too onerous and is not necessary for the protection of Seller, Buyer agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Seller.

                    (b) Seller will not, for a period of three years after the Closing Date, without the prior written approval of Buyer, directly or indirectly solicit, encourage, entice or induce any person who is an employee of the Company or any of the Subsidiaries at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or the Subsidiaries except in response to a general solicitation of employment.

                    Section 5.8. INTERCOMPANY ACCOUNTS; GUARANTIES. (a) Effective as of the Closing, all intercompany receivables or payables and loans then existing between Seller or any affiliate of Seller (including without limitation MCN Corporation) other than the Company and the Subsidiaries (the "Other Affiliates"), on the one hand, and the Company or any of the Subsidiaries, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to Seller or any Other Affiliate) or by way of dividend in kind (with respect to receivables of the Company and the Subsidiaries owed by Seller or any Other Affiliate); provided, however, that receivables or payables related to the provision by the Company or any Subsidiary of data processing, computer operations or related services to Seller or any Other Affiliate shall not be subject to the provisions of this
Section 5.8(a), but shall be governed by the appropriate agreements or understandings related to such services.

                    (b) Buyer shall use its best efforts to cause itself or one or more of its affiliates to be substituted in all respects for Seller or any Other Affiliate, effective as of the Closing, in respect of all obligations of Seller and any Other Affiliate under each of the guaranties, letters of credit and letters of comfort obtained by Seller or any Other Affiliate or any affiliates thereof for the benefit of the

Company or any of the Subsidiaries, which guaranties, letters of credit and letters of comfort are set forth in Schedule 5.8(b) (the "Guaranties"). If Buyer is unable to effect such a substitution with respect to any Guaranty after using its commercially reasonable efforts to do so, Buyer shall obtain letters of credit, on terms and from financial institutions reasonably satisfactory to Seller, with respect to the obligations covered by each of the Guaranties for which Buyer does not effect such substitution. As a result of the substitution contemplated by the first sentence of this Section 5.8(b) and/or the letter or letters of credit contemplated by the second sentence hereof, Seller and the Other Affiliates shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guaranties except for obligations, if any, for which Seller or the appropriate Other Affiliate will be fully indemnified pursuant to a letter of credit obtained by Buyer. Nothing herein shall limit Buyer's rights of indemnification hereunder.

                    Section 5.9. CERTAIN BENEFIT PLANS. Seller has previously made available to Buyer true and complete copies of the Post-Retirement Medical Plan and the Severance Allowance Plan. From and after the Closing Date and until the first anniversary thereof, Buyer agrees to cause the Company and the Subsidiaries to maintain the Post-Retirement Medical Plan and the Severance

Allowance Plan (with respect to persons who are Company employees as of the date hereof) in full force and effect and without any reduction of benefits or other amendment or modification that has an adverse effect on benefits (except to the extent necessary to comply with applicable law).

                    Section 5.10. USE OF "MCN" NAME. Buyer covenants that, from and after the Closing Date, none of the Company, any of the Subsidiaries, Buyer or any affiliate of Buyer shall employ the term "MCN", or a confusingly similar term, as the name of any business entity operating in the computer services outsourcing or any similar business or in connection with any product or service to be offered as part of such business.

                    Section 5.11. CERTAIN PAYMENTS BY SELLER. The parties agree that the payments specified in Schedule 5.11 shall be made upon the occurrence of the events specified therein.


                                   ARTICLE VI

                                   TAX MATTERS


                    Section 6.1. TAX RETURNS OF THE COMPANY AND THE SUBSIDIARIES. Seller represents and warrants that all material Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date by the Company or the Subsidiaries have been or will be filed in accordance with all applicable laws, and all Taxes required to be shown as due on such Returns have been or will be paid.

                    Section 6.2. TAX INDEMNIFICATION BY SELLER. Except as otherwise provided in Section 6.3, Seller shall be liable for, and shall hold Buyer, its affiliates, the Company and the Subsidiaries harmless from and against (a) any and all Taxes for any taxable period ending on or before the Closing Date due or payable, now or in the future, by the Company or the Subsidiaries or Buyer or its affiliates with respect to the Company or the Subsidiaries, except to the extent of any reserves or accruals for Taxes for taxable periods ending on or before the Closing Date reflected on the Adjusted Closing Date Balance Sheet (excluding Taxes attributable to an election made pursuant to Section 338(h)(10) of the Code); and (b) any Taxes of any Person (other than Buyer and its affiliates) for which the Company or the Subsidiaries may be held liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, as transferee or successor, by contract or otherwise, with respect to taxable periods beginning before the Closing Date.

                    Section 6.3.  TAX INDEMNITY BY BUYER.  Anything in Section
6.4 to the contrary notwithstanding, the Company and the Subsidiaries shall be liable for, and Buyer shall hold Seller harmless from and against, (i) any and all Taxes for any taxable period beginning after the Closing Date due or payable by Buyer, the Company or any Subsidiary or by Seller with respect to the Company or any Subsidiary, (ii) any Tax of the Company or any Subsidiary for any taxable period ending on or before the Closing Date accrued on the Adjusted Closing Date Balance Sheet (excluding Taxes attributable to an election made pursuant to Section 338(h)(10) of the Code), but only to the extent of the reserve or other accrual therefor on the Adjusted Closing Date Balance Sheet, and (iii) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions not contemplated herein of Buyer, Buyer's affiliates, the Company or any Subsidiary after the Closing on the Closing Date.

                    Section 6.4. SECTION 338(h)(10) ELECTION. Seller agrees, if so directed by Buyer, to join with Buyer in making timely, effective elections under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, "Section 338(h)(10) Elections") with respect to the purchase and sale of the stock of the Company hereunder. Provided that it has made a Section 338(h)(10) Election with respect to the Company, Buyer may choose to make such election for any one or more of the Subsidiaries. Seller will pay timely any Taxes, including any liability of the Company and its Subsidiaries for taxes resulting from the application to it of Treasury Regulation 1.338(h)(10)-1(f)(5), attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer, the Company and its Subsidiaries against any Loss arising out of any failure to pay such Tax.
Seller will pay any state, local or foreign Tax (and indemnify Buyer, the Company and its Subsidiaries against any Loss arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Company and its Subsidiaries hereunder. Buyer will be responsible for completing and filing all federal and state tax forms necessary to make the Section 338(h)(10) Elections ("Necessary Forms"). In the event such a form is required to be signed by Seller, or attached to a tax return prepared and filed by Seller, Seller will sign and file (or return to Buyer as appropriate) copies of the appropriate forms and schedules or return, as appropriate, in a timely manner and provide assurance to Buyer that it has done so. Seller agrees to indemnify Buyer, Company and the Subsidiaries for all Tax Benefits (excluding any increase in the tax basis of the stock of the Company or Subsidiaries) that Buyer, Company and the Subsidiaries do not realize as a result of any act requested of Seller by Buyer in writing and not performed by Seller on a timely basis and which prevents Buyer, the Company or the Subsidiaries from receiving the Tax Benefits they would have received had Section 338(h)(10) Elections been effectively made. Seller shall pay Buyer the present value of such lost Tax Benefits in a lump sum within 30 days of a final determination that the Section 338(h)(10) Elections are not valid as a result of Seller's failure to timely perform an act requested of it in writing by Buyer, which payment shall be determined by calculating such Tax Benefits for the 15-year period immediately following the Closing Date and using a 7% discount factor to determine present value.

                    At least 60 days prior to the filing date of such election, Buyer will submit a copy of the Necessary Forms for Seller to review. Unless Seller delivers written notice to Buyer on or prior to the 20th day after the receipt of the Necessary Forms, specifying in reasonable detail all disputed items and the basis therefor, Seller shall be deemed to have accepted and agreed to the Necessary Forms. Buyer and Seller will make reasonable and good faith attempts to resolve any disputed items. In the event there remains any dispute, Buyer and Seller will follow resolution procedures similar to those set forth in
Section 2.3(c).

     Section 6.5. ALLOCATION OF CERTAIN INCOME TAXES. Except as otherwise provided in Section 6.3, any Taxes based on income, gross receipts, gain or similar items ("Income Taxes") for a taxable period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between Seller and Buyer based on the actual operations of the Company and the Subsidiaries, as the case may be, during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 6.2, 6.3 and 6.7, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). All Taxes other than Income Taxes relating to a Straddle Period shall be apportioned between Buyer and Seller based on the number of days of the assessment period occurring on and before the Closing Date, and the number of days during such period occurring after the Closing Date, and for purposes of Sections 6.2, 6.3 and 6.7, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

     To the extent estimated Taxes have been paid prior to the Closing Date or are accrued on the Adjusted Closing Date Balance Sheet with respect to a Straddle Period, Seller's liability with respect thereto shall be reduced by that amount; provided that if such payment or accrual of Taxes exceeds

Seller's liability as calculated pursuant to this Section 6.5, Buyer shall pay Seller the amount of such excess within 30 days after the final due date of the applicable Straddle Period Tax Returns.

     Seller shall pay to Buyer the unpaid portion of Taxes as calculated and allocated to Seller pursuant to this Section 6.5 within 30 days of receipt of written notice from Buyer.

     Section 6.6. FILING RESPONSIBILITY. (a) Subject to Buyer's review and reasonable approval of those Returns with respect to which Buyer has a continuing interest in the pre-Closing tax attributes or history of the Company or the Subsidiaries, Seller shall prepare and file or shall cause the Company to prepare and file all Returns with respect to (i) the business or assets of the Company and each Subsidiary required to be filed on or before the Closing Date, (ii) any consolidated, combined, or unitary Return that includes (or is required to include) Tax items of both Seller or any Other Affiliate, on the one hand, and the Company or the Subsidiaries, on the other hand and (iii) any consolidated, combined, unitary or separate Company Return based on a Tax year that ends on or prior to the Closing Date.

     (b) Buyer shall prepare and file, or shall cause the Company and the Subsidiaries to prepare and file (i) subject to Seller's review and reasonable approval, all Returns for

Straddle Periods and (ii) all other Returns for which Seller does not have filing responsibility pursuant to Section 6.6(a).

     Section 6.7. REFUNDS AND CARRYBACKS. (a) Seller shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending on or before the Closing Date (plus any interest received with respect thereto from the applicable governmental authority), except to the extent reflected on the Adjusted Closing Date Balance Sheet.

     (b) Buyer, the Company and the Subsidiaries shall be entitled to any refunds or credits of Taxes of the Company or any of the Subsidiaries attributable to or arising in taxable periods beginning after the Closing Date, and to any other refunds or credits of Taxes to the extent reflected on the Adjusted Closing Date Balance Sheet (plus any interest received with respect thereto from the applicable governmental authority).

     (c) Buyer shall cause the Company and the Subsidiaries promptly to forward to Seller any refunds or credits due Seller (pursuant to the terms of this Article VI) after receipt thereof, and Seller shall promptly forward to Buyer or pay any refunds or credits due Buyer (pursuant to the terms of this Article VI) after receipt thereof (plus any interest received with respect thereto from the applicable governmental authority).

     (d) Notwithstanding anything contained herein, Buyer, the Company and each Subsidiary agree that neither the Company nor any Subsidiary shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date ("Subsequent Loss") into any taxable period ending on or before the Closing Date with respect to any Return that includes any member (other than the Company or the Subsidiaries) of the affiliated group of which MCN Corporation, or any successor thereto, is the common parent. If the Company or any Subsidiary does carry back a Subsequent Loss into any taxable period ending on or before the Closing Date with respect to a Return that includes any member (other than the Company or the Subsidiaries) of the affiliated group of which MCN Corporation, or any successor thereto, is the common parent, Seller shall be entitled to any Tax Benefit, as defined in
Section 6.12(c), or refund of Taxes realized as a result thereof.

     Section 6.8. COOPERATION AND EXCHANGE OF INFORMATION. (a) Seller shall prepare and submit to Buyer no later than thirty (30) days after the Closing Date, 1996 blank tax return workpaper packages, the form and content of which shall be consistent with past practice. Buyer shall, and shall cause the Company and the Subsidiaries to, prepare completely and accurately and submit to Seller within three months of receipt, or if later within three months after the Closing Date all information as Seller shall reasonably request in such workpaper packages.

     (b) Except as provided in subsection (a) above, as soon as practicable, but in any event within 30 days after a party's request in the case of documents, records, or files in the control or possession of the other party, from and after the Closing Date, the party to whom the request is directed shall provide the requesting party with such cooperation and shall deliver to the requesting party such information and data concerning the pre-Closing operations of the Company and the Subsidiaries and make available such knowledgeable employees of the Company and the Subsidiaries or Seller, as the case may be, as may be reasonably requested, including providing the information and data required for Seller's customary tax and accounting questionnaires, in order to enable the parties to complete and file all Returns which they may be required to file with respect to the operations and business of the Company and the Subsidiaries or to respond to audits by any taxing authorities with respect to such operations and to otherwise enable the parties to satisfy their internal accounting, tax and other legitimate requirements. Such cooperation and information shall include without limitation (i) granting to an officer of

Seller a limited power of attorney by the Company and the Subsidiaries for the purpose of signing Returns and defending audits in connection with a Dispute (as defined in Section 6.7(d)) relating to taxable periods (or the portion of a Straddle Period) ending on or before the Closing Date and (ii) promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Company or any of the Subsidiaries, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which the parties, the Company or the Subsidiaries may possess. The parties, the Company and the Subsidiaries shall make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     (c) Buyer shall, and shall cause the Company and each of the Subsidiaries to retain all Returns, books and records (including computer files) of, or with respect to the activities of, the Company and the Subsidiaries for all taxable periods ending on or prior to the Closing Date for all periods during which the Returns are subject to audit by any taxing authority.

     (d) Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes (a "Dispute") the amount of Taxes for which Seller or any Other Affiliate is liable, Buyer shall promptly inform Seller, and Seller shall, to the extent any proceedings or determinations with respect to such Dispute affect the amount of Taxes for which Seller or any Other Affiliate is liable, have the right to control, at its own expense, any resulting meetings, conferences or proceedings and to determine whether and when to settle such Dispute.

     Section 6.9. PURCHASE PRICE. Buyer and Seller agree that the consideration provided for pursuant to this Agreement is being paid solely to acquire the Shares and neither party will (or will permit any affiliate to) report or treat any part of such consideration as allocable to anything other than payment for the Shares.

     Section 6.10. INTEREST. If any payment payable by one party to another pursuant to this Article VI is not made on the due date as provided hereunder, any such payment to the extent not paid shall bear interest at the interest rate applicable to large corporate underpayments pursuant to Section 6621(c) of the Code and the regulations promulgated thereunder.

     Section 6.11. MISCELLANEOUS. (a) All Tax sharing agreements and arrangements of whatever kind between the Company or any of the Subsidiaries, on the one hand, and Seller or any Other Affiliate, on the other hand, shall be terminated as of the Closing Date.

     (b) Buyer shall be responsible for and shall indemnify Seller from and against all transfer, sales and similar Taxes resulting from the sale of the Shares.

     Section 6.12. DEFINITIONS. For purposes of this Article VI, the following terms shall have the meanings ascribed to them below:

                    (a)  "IRS" means the Internal Revenue Service.

                    (b) "Returns" means returns, reports and forms required to be filed with any taxing authority.

                    (c) "Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item (including any increase in tax basis) which decreases Taxes paid or payable including any interest with respect thereto or interest that would have been payable but for such item.

                    (d) "Taxes" means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax or governmental charge, single business tax, duty or deficiency whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, stock transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, additions to tax or penalties imposed with respect thereto.

                                   ARTICLE VII

                    CONDITIONS OF BUYER'S OBLIGATION TO CLOSE


     Buyer's obligation to consummate the Stock Purchase shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

     Section 7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time)), the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Seller.

     Section 7.2. FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in Schedule 3.9(b) or 4.3(a) hereto and indicated therein as being a condition to the Closing for Buyer shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated. Notwithstanding anything herein to the contrary, no approval or other consent, order, qualification or waiver of any governmental authority pursuant to any foreign law, rule or regulation shall be a condition to Buyer's obligation to consummate the Stock Purchase.

     Section 7.3. NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

     Section 7.4. DELIVERIES. Contemporaneously with the wire transfer by Buyer of the Initial Purchase Price in immediately available funds to the account specified by Seller, Seller shall have delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and bearing or accompanied by all requisite stock transfer stamps, together with the following items: (a) the certificate contemplated by Section 7.1; (b) an incumbency certificate for Seller; (c) an officer's certificate including articles of incorporation, bylaws and applicable resolutions of boards of directors of Seller, the Company and the Subsidiaries; (d) certificates of good standing and tax status in the jurisdictions of incorporation for Seller, the Company and the Subsidiaries and for those jurisdictions in which the Company and the Subsidiaries are qualified to do business; and (e) a favorable opinion of counsel to Seller, which may be internal counsel to Seller, covering the matters set forth in Sections 3.1, 3.2, 3.7, 3.9(b) and
7.2 (except that Wachtell, Lipton, Rosen & Katz, outside counsel to Seller, shall deliver an opinion with respect to the enforceability of this Agreement against Seller in accordance with its terms). Such counsel's opinion with respect to the matters set forth in clauses (iii) and (iv) of Section 3.1(b), the last sentence of Section 3.2 and Section 3.7 and Section 3.9 may be limited to the best of such counsel's knowledge after due inquiry.

                                 ARTICLE VIII

                CONDITIONS TO SELLER'S OBLIGATION TO CLOSE


                    Seller's obligation to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

                    Section 8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Seller shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Buyer.

                    Section 8.2. FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in Schedules 3.9(b) and 4.3(a) hereto and indicated therein as being a condition to the Closing for Seller shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act shall have expired or been terminated. Notwithstanding anything herein to the contrary, no approval or other consent, order, qualification or waiver of any governmental authority pursuant to any foreign law, rule or regulation shall be a condition to Seller's obligation to consummate the Stock Purchase.

                    Section 8.3. NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

                    Section 8.4. PAYMENT. Contemporaneously with the delivery of the stock certificates representing the Shares, Buyer shall have wire transferred the Initial Purchase Price in immediately available funds to the account specified by Seller.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION


                    Section 9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation by the parties, but subject to the last sentence of Section 5.1(a), the representations and warranties contained in this Agreement shall survive the Closing for twelve months after the Closing Date; provided, however, that the representations and warranties of Seller set forth in Section 3.1(c) and Article VI shall survive until the expiration of the applicable period of limitation. If written notice of a claim has been given in accordance with Section 9.2(c) prior to the expiration of the applicable representations and warranties, then such representations and warranties shall survive as to such claim until such claim has been finally resolved, subject in all cases to the provisions of Section 9.2(e).

                    Section 9.2. INDEMNIFICATION BY SELLER AND BUYER. (a) Buyer and its affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and reasonable consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:



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                         (i)  the breach or inaccuracy of any representation or
                    warranty made by Seller in this Agreement; or

                        (ii) the breach or inaccuracy of any covenant or agreement by Seller contained in this Agreement.

                    (b) Seller and its affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Buyer for any and all Losses arising out of or resulting from:

                         (i) the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;

                        (ii) the breach or inaccuracy of any covenant or agreement by Buyer contained in this Agreement; or

                       (iii) any contractual claim by a supplier (other than persons or entities that are affiliates of Seller as of the date hereof) which is based solely on actions taken or omissions by the Company or any of the Subsidiaries on or after the Closing Date.

                    (c) Any party seeking indemnification under this Article IX (an "Indemnified Party") shall give each party



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

from whom indemnification is being sought (each, an "Indemnifying Party") written notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 15 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, providing reasonable detail with respect thereto and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of the obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure or as otherwise provided in Section 9.2(e).

                    (d) The obligations and liabilities of an Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this
Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party written



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

notice of such Third Party Claim within 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of the obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure or as otherwise provided in Section 9.2(e). The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten Business Days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent



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

records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other money payments (so long as the Indemnifying Party has acknowledged in writing the obligation to indemnify). Similarly, no Third Party Claim which is being defended by the Indemnifying Party shall be settled by



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

the Indemnified Party without the written consent of the Indemnifying Party.

                    (e) Unless, prior to the first anniversary of the Closing (or the expiration of the relevant survival period pursuant to Section 9.1), the written notice specified in Section 9.2(c) has been delivered to the party alleged to have breached a representation, warranty or covenant contained in this Agreement, no action or proceeding may be brought with respect to any such representation or warranty or with respect to any such covenant (other than such a covenant which by its terms contemplates performance on or after the first anniversary of the Closing) and such party shall have no liability under the indemnification provisions of this Article IX or otherwise with respect to such matter; provided, however, that this sentence shall not limit the time within which any action or proceeding by an Indemnified Party may be brought, or any Indemnifying Party's liability, pursuant to Section 9.2(b)(iii).

                    Section 9.3. LIMITS ON INDEMNIFICATION. (a) No amount shall be payable by any Indemnifying Party pursuant to Section 9.2(a) except to the extent that the aggregate amount of Loss indemnifiable under Section 9.2(a) exceeds 1.5 percent of the Purchase Price. No amount shall be payable by any Indemnifying Party pursuant to Sections 9.2(b)(i) and

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

9.2(b)(ii) except to the extent that the aggregate amount of Loss indemnifiable under either of such Sections exceeds 1.5 percent of the Purchase Price.

                    (b) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Seller, on the one hand, or Buyer, on the other hand, arising out of or resulting from the causes enumerated in Section 9.2 shall be an amount equal to fifty percent of the Purchase Price.

                    (c) Notwithstanding anything to the contrary contained in this Agreement, no party shall have any liability for the breach of any representation, warranty or covenant contained in this Agreement (or otherwise have any liability in connection with the transactions contemplated by this Agreement) to the extent that the existence of such liability or the breach upon which such liability would be based is specifically disclosed in this Agreement, any document referred to by this Agreement, the Schedules attached hereto, or which is disclosed in a written notice specifying such breach furnished to the other party not less than five days prior to the Closing, or of which breach such other party has actual knowledge prior to the Closing; provided, however, that any such breach so disclosed or actually known to such



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